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Item 7. (c)  Exhibit 99.1    Press Release


FOR IMMEDIATE RELEASE

Contact: Mark W. Sheffert, (612) 338-4722



                  TELIDENT COMPLETES $1.25 MILLION EQUITY INVESTMENT


    MINNEAPOLIS, MINN., JULY 23, 1997 --- Telident, Inc. (NASDAQ: TLDT) today announced that it closed on a $1.25 million equity transaction in the form of convertible preferred stock with Family Financial Strategies, Inc. (FamCo). FamCo also received warrants to purchase common stock, which if exercised would contribute an additional $1.76 million in equity. A large portion of the equity will be used to install a substantial backlog of sales orders which has grown as a result of Telident's strategic restructuring plan implemented earlier this year.

    The company announced a $2.1 million financial restructuring plan on July 15 in which it had converted approximately $850,000 of subordinated convertible debentures into common stock on that date and that it had reached a preliminary agreement with FamCo on the equity investment. When the equity is added to the converted debentures, it improves Telident's net worth by $2.1 million.

    "This new equity provides Telident with $1.25 million in new working capital which will be used to increase our resources for installing an ever-increasing backlog of sales orders and to continue to increase our marketing and sales initiatives," said W. Edward McConaghay, president and chief executive officer. "Completion of this financial restructuring will give velocity to our marketing, sales, and profitability efforts."

    Based in Minneapolis, Minn., Telident, Inc. (www.telident.com) designs, manufactures and markets proprietary hardware and software systems for providing the exact location of a 911 telephone call within a private branch exchange system to emergency dispatchers, thus improving response times and enhancing safety. In addition, the company manufactures and markets network hardware that provides switching, selective routing and data interfacing capabilities to public and private telephone networks and government agencies, as well as a variety of emergency information management systems.

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    Except for historical financial information, the information contained in this news release is forward-looking and subject to certain risks as described in the company's filings with the Securities and Exchange Commission, including the company's Form 10-KSB for the fiscal year ended June 30, 1996, and Forms 10-QSB for the quarters ended September 30, December 31, and March 31.

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